Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Scott H. Maw Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Holdings Reports First Quarter 2011 Results

Seattle, WA – April 26, 2011 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter ended March 31, 2011.

For the first quarter of 2011, the Company recorded net income of $0.2 million or $0.01 per diluted share compared to $7.6 million or $0.35 per diluted share for the same period in 2010.  Total revenue for the quarter was $63.8 million versus $74.7 million in the year-earlier period.  For the first quarter of 2011, net premiums earned were $56.7 million compared to $60.6 million for the same period in 2010.  Net realized gains totaled $0.3 million in the first quarter of 2011 compared to $6.5 million recorded in the same period last year.

“The operating environment within our niche of the workers’ compensation insurance market continued to be challenging in the quarter.  Competition remained intense and both high unemployment and elevated medical costs persisted.  During the first quarter, we strengthened our 2010 accident year reserves slightly to reflect increased medical costs in California.  On the positive side, we again achieved meaningful price increases in California, consistent with our emphasis on enhanced profitability and not market share.  While not pleased with our results, we continue to take aggressive actions on pricing, risk selection and claims cost management to position ourselves to produce stronger bottom line performance once operational conditions improve,” said John G. Pasqualetto, SeaBright's Chairman, President and Chief Executive Officer.

The net loss ratio for the first quarter of 2011 was 75.8% compared to 71.5% for the same period in 2010.  During the first quarter of 2011, on a pre-tax basis, the Company recognized a net increase of approximately $1.2 million in prior years’ loss reserve estimates.

Total underwriting, acquisition and insurance expenses for the first quarter of 2011 were $18.4 million compared to $18.8 million for the same period in 2010. The net underwriting expense ratio for the first quarter was 32.3% compared to 30.9% in the first quarter of 2010.

The net combined ratio for the first quarter of 2011 was 108.1% compared to 102.4% in the same period in 2010.

Net investment income for the first quarter of 2011 was $5.4 million compared to $6.1 million in the first quarter of 2010.

At March 31, 2011, SeaBright had approximately 1,600 customers. Customer count in the Company’s core business, which includes everything other than program business, decreased by 242 year-over-year. Average premium size at March 31, 2011 was approximately $104,000 in the program business (flat year-over-year) and the core business was approximately $240,000 compared to $230,000 at March 31, 2010.

At March 31, 2011, the Company had $667.0 million in fixed income securities, none of which were rated below investment grade and 91.0% were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio. As of March 31, 2011, the Company had $96.0 million in insured municipal bonds and $216.0 million in uninsured municipal bonds.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc.  PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers.  Paladin Managed Care Services, another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries.  To learn more about SeaBright Holdings, Inc., visit our website at www.sbic.com.

Conference Call
The Company will host a conference call on Tuesday, April 26, 2011 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Scott H. Maw, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://investor.sbic.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-312-9863 (domestic) or 719-325-2412 (international), (Passcode: 5675393). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from April 26, 2011 at 7:30 p.m. ET through May 3, 2011, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 5675393).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves and the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2010 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 14, 2011, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are unaudited summary results of operations for the three months ended March 31, 2011 and 2010 as well as selected balance sheet data as of March 31, 2011 and December 31, 2010. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 10, 2011.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$666,976	$672,968
Cash and cash equivalents	24,198	15,958
Premiums receivable, net of allowance	14,815	15,023
Deferred premiums	171,203	168,842
Reinsurance recoverables	64,073	56,746
Federal income tax recoverable	7,283	11,749
Deferred income taxes, net	24,268	23,458
Deferred policy acquisition costs, net	26,985	25,574
Goodwill	2,794	2,794
Other assets	30,980	33,450
Total assets	$1,033,575	$1,026,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$446,977	$440,919
Unearned premiums	158,769	155,786
Reinsurance funds withheld and balances payable	6,528	6,739
Premiums payable	7,946	8,645
Accrued expenses and other liabilities	51,509	51,456
Surplus notes	12,000	12,000
Total liabilities	683,729	675,545

Commitments and contingencies

Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,289,344 shares at March 31, 2011 and 22,025,450 shares at December 31, 2010	223	220
Paid-in capital	210,661	209,941
Accumulated other comprehensive income	4,551	5,591
Retained earnings	134,411	135,265
Total stockholders’ equity	349,846	351,017
Total liabilities and stockholders’ equity	$1,033,575	$1,026,562

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except share and per share amounts)
Revenue: (1)
Premiums earned	$56,730	$60,630
Claims service income	243	213
Other service income	90	33
Net investment income	5,375	6,079
Net realized gains recognized in earnings	298	6,532
Other income	1,064	1,205
	63,800	74,692
Losses and expenses:
Loss and loss adjustment expenses	43,266	43,577
Underwriting, acquisition and insurance expenses	18,414	18,757
Interest expense	130	128
Other expenses	1,970	2,037
	63,780	64,499
Income before taxes	20	10,193
Income tax expense (benefit)	(228)	2,606
Net income	$248	$7,587

Basic earnings per share	$0.01	$0.37
Diluted earnings per share	$0.01	$0.35

Weighted average basic shares outstanding	20,950,808	20,745,761
Weighted average diluted shares outstanding	21,740,586	21,605,704

Net loss ratio (2)	75.8%	71.5%
Net underwriting expense ratio (3)	32.3%	30.9%
Net combined ratio (4)	108.1%	102.4%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended March 31,
	2011	2010

Gross premiums written	$69,526	$75,983
Net premiums written	59,582	70,250

(2) The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4) The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.